LOAN AGREEMENT

TO:	Online Disruptive Technologies, Inc.

DATE:	November 24, 2011

This document shall confirm our agreement to establish in your favor the following credit facility, subject to the fulfillment of the terms and conditions hereinafter set forth.

Borrower:	Online Disruptive Technologies, Inc. (hereinafter referred to as the “Borrower”).

Lender:	Amir Rachmani, in Trust (hereinafter referred to as the “Lender”).

Type of Credit and Amount:	A loan in the amount of twenty-five thousand U.S. Dollars (US$25,000) (hereinafter referred to as the “Loan”.

Purpose:	To fund ongoing working capital requirements or as otherwise required by the Borrower.

Interest:	The Loan shall be non-interest bearing

Conversion Provision:

The Loan shall be converted to common shares of the Borrower (the “Loan Conversion”) at the same per share price applicable to the next issuance by the Borrower of common shares (the “Next Equity Financing”). Such Conversion shall take place contemporaneous with the closing of the Next Equity Financing with the subject common shares being issued to such persons as directed by the Lender.

Term:	The Loan shall not have any fixed repayment terms and shall instead be retired upon the Loan Conversion.

Increased Costs, Taxes, etc.:

If due to any change in law, regulations, rules or orders or as a result of compliance with any guideline or requirement from any authority which is customary for the Lender to comply with, the Lender incurs or will incur increased costs or a reduced return on its capital, the Borrower will indemnify the Lender against such increased costs or reduced return.

Expenses:	The Borrower agrees to guarantee payment of all reasonable legal and other direct out of pocket costs of the Lender incurred with respect to the enforcement of any of its rights hereunder.

Evidence of Indebtedness:

Notwithstanding the terms and conditions set forth herein, the Borrower acknowledges that the actual recording of the amount of any advance or repayment thereof under the Loan, and fees and other amounts due in connection with the Loan, in the account of the Borrower maintained by the Lender, shall constitute, in the absence of manifest error, “prima facie” evidence of the Borrower’s indebtedness and liability from time to time under the Loan. The obligation of the Borrower to pay or repay any indebtedness and liability in accordance with the Loan shall not be affected by the failure of the Lender to make such recording. The Borrower hereby undertakes to pay to the Lender in accordance with the terms and conditions as set out herein.

Registration Exemption

There will have to be a valid exemption from U.S. registration requirements in the case of each person (an “Investor”) to whom shares of the Borrower’s common stock will be issued upon conversion of this note, and an exemption from any securities law requirements in each jurisdiction in which an Investor resides, without requirement for any filings by the Borrower in such jurisdiction. The Lender represents that there is no requirement under Israeli law for the Borrower to make any Israeli filings upon the issuance of this convertible note.

Loan Agreement:	Upon the execution of this Agreement, the parties hereto agree that this Agreement shall constitute a valid, binding and enforceable loan agreement between the parties.

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Currency:	All references to and interpretations of currency in this Agreement shall be in the lawful currency of the United States of America.

Governing Law:	State of Nevada and the laws of United States of America applicable therein.

BY EXECUTING BELOW THE UNDERSIGNED LENDER ACCEPTS ALL OF THE TERMS OF THIS NOTE AND CONFIRMS TO THE BORROWER THAT THE LENDER MEETS ALL APPLICABLE PROSPECTUS EXEMPTION REQUIREMENTS AS OF NOVEMBER 24, 2011.

AMIR RACHMANI, IN TRUST

By:	/s/ Amir Rachmani
Name: Amir Rachmani
Title:

EXECUTED AND DELIVERED as of the date first above written.

ONLINE DISRUPTIVE TECHNOLOGIES, INC.

By:	/s/ Benjie Cherniak
Name: Benjie Cherniak
Title: Chief Executive Officer